                                 SCHEDULE 14A
                                (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant                              [X]
Filed by a Party other than the Registrant           [ ]

Check the appropriate box:
[ ]      Preliminary proxy statement.
[ ] Confidential, for use of the commission only (as permitted by Rule 14a-6(e)(2)).
[ ]      Definitive proxy statement.
[X]      Definitive additional materials.
[ ]      Soliciting material under Rule 14a-12.

                             Wachovia Corporation
               (Name of Registrant as Specified in Its Charter)

                                      N/A
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

[X]  No fee required.

[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.
         (1)   Title of each class of securities to which transaction applies:
         (2)   Aggregate number of securities to which transaction applies:
         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         (4)   Proposed maximum aggregate value of transaction:
         (5)   Total fee paid:

[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
         (1) Amount Previously Paid:
         (2) Form, Schedule or Registration Statement No.:
         (3) Filing Party:
         (4) Date Filed:

PRESS RELEASE RELATING TO ISS SUPPORT OF THE PROPOSED MERGER OF FIRST UNION AND WACHOVIA

[LOGO OF FIRST UNION]                                         [LOGO OF WACHOVIA]

For Immediate Release
                                      Media Contact:
                                      First Union:    Ginny Mackin                 704-383-3715
                                                      Mary Eshet                   704-383-7777
                                      Wachovia:    Ed Hutchins                     336-732-4200
                                                      Jay Reed                     336-732-5855

                                      Investor Contact:
                                      First Union:    Alice Lehman                 704-374-4139
                                      Wachovia:       Robert S. McCoy Jr.          336-732-5926
                                                   Marsha L. Smunt      336-732-5788

ISS RECOMMENDS FIRST UNION AND WACHOVIA SHAREHOLDERS

VOTE FOR MERGER OF EQUALS

Proxy Monitor Inc. Also Endorses First Union and Wachovia Combination

CHARLOTTE AND WINSTON-SALEM N.C., July 23, 2001 - First Union Corporation (NYSE:
FTU) and Wachovia Corporation (NYSE: WB) announced today that two highly regarded independent stockholder advisory organizations have recommended that shareholders vote for the Wachovia and First Union merger of equals.

Institutional Shareholder Services Inc. (ISS), the nation's leading independent stockholder advisory organization, issued a report recommending that Wachovia shareholders and First Union shareholders vote for the proposed merger between the two companies at Wachovia's annual shareholder meeting on August 3, 2001, and at First Union's annual shareholder meeting on July 31, 2001.

In its report, ISS made several points on the long-term strategic merits of the First Union/Wachovia combination. ISS said:

    . "We believe that Wachovia shareholders would be best served voting in favor of the pending First Union transaction."

    . "It appears fair to conclude that Wachovia has all along sought something more along the lines of a "strategic partnership"--a transaction designed to enhance Wachovia's market position, growth potential, and operating strategy, and thereby generate long-range shareholder value--than a one-time sale designed to maximize immediate shareholder returns."

    . "We conclude that the merger agreement executed by Wachovia and First Union deserves shareholder support...Furthermore, the weight of the evidence suggests that Wachovia's board was adequately informed when it approved the MOE agreement. In the absence of a proposal that offers a substantial short-term premium or a clearly more compelling strategic position than does the First Union deal, therefore, we believe that shareholders are best served trusting the judgment of their directors, of whom 13 (of 15) are independent."

ISS is the world's largest provider of proxy voting and corporate governance services. It serves more than 700 institutional and corporate clients throughout North America and Europe. ISS analyzes proxy proposals and issues vote recommendations for more than 10,000 U.S. and 10,000 non-U.S. shareholder meetings each year.

Proxy Monitor Inc., another highly regarded independent advisory organization, also issued its recommendation that Wachovia shareholders vote for the First Union merger proposal, citing the following:

    . "We agree that this in-market merger of two strong regional banks could be beneficial to the company's long-term growth and that it provides significant opportunity for increased long-term share value in an industry replete with similar transactions as banks continue to join forces to compete in deregulated financial services markets.

    . "What's more, we have found no compelling reason to abandon a merger that, by all accounts, is fully and successfully underway, in favor of a potential deal that is risky at best."

    . And..."There is evidence that its strategic repositioning is working. Since January 2001, First Union's stock is up by approximately 26%, performing far better than the broader market (and SunTrust, for that matter, with a year to date return of 10%)."

In a joint statement, the two companies said, "We welcome these independent, third-party recommendations. Both reports represent another important milestone in the process of completing this merger of equals. The recommendations reflect an understanding of the compelling strategic and economic benefits of our merger.

"In our view, a merger of First Union and Wachovia would create one of the leading financial services companies in the United States and would provide superior value to shareholders of Wachovia and First Union. We believe that shareholders of both companies will enjoy immediate accretion in cash earnings per share as well as strong prospects for a higher valuation through expansion of the new Wachovia's price/earnings multiple. For Wachovia shareholders, we believe the new Wachovia would offer a better dividend than SunTrust's hypothetical dividend along with higher potential for dividend growth in the future.

"The appropriate steps are being taken to complete this transaction and create the new Wachovia in the very near future. We look forward to receiving regulatory approval shortly, and we look forward to both First Union's and Wachovia's shareholder meetings.

"Coming right on the heels of the North Carolina Business Court's resounding validation of the Wachovia board's decision-making process to merge with First Union, we believe the ISS and Proxy Monitor recommendations are further proof of the momentum behind our merger of equals.

"We greatly appreciate the strong and broad support that the merger is receiving from such diverse groups as employees, customers and community organizations. Every vote is important. We urge all Wachovia and First Union shareholders to vote for the First Union/Wachovia merger by returning the white proxy card."
                                                          -----

First Union (NYSE:FTU), with $246 billion in assets and stockholders' equity of $16 billion at June 30, 2001, is a leading provider of financial services to 15 million retail and corporate customers throughout the East Coast and the nation. The company operates full-service banking offices in 11 East Coast states and Washington, D.C., and full-service brokerage offices in 47 states and internationally. Online banking products and services can be accessed through www.firstunion.com.
------------------

Wachovia (NYSE:WB) is a major interstate financial holding company offering banking and financial services to individuals primarily in Florida, Georgia, North Carolina, South Carolina and Virginia and to corporations and institutions throughout the United States and globally. Wachovia Corporation is headquartered in Atlanta and Winston-Salem, N.C., and had assets of $74.8 billion at June 30, 2001. Wachovia's Web site is located at www.wachovia.com.
                                        ----------------

This news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements about the benefits of the merger between First Union

Corporation and Wachovia Corporation, including future financial and operating results, cost savings, enhanced revenues, and accretion to reported earnings that may be realized from the merger; (ii) statements with respect to First

Union's and Wachovia's plans, objectives, expectations and intentions and other statements that are not historical facts; and (iii) other statements identified by words such as "believes", "expects", "anticipates", "estimates", "intends",

"plans", "targets", "projects" and similar expressions. These statements are based upon the current beliefs and expectations of First Union's and Wachovia's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) the risk that the businesses of First Union and Wachovia will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected time frame; (3) revenues following the merger may be lower than expected; (4) deposit attrition, operating costs, customer loss and business disruption following the merger, including, without limitation, difficulties in maintaining relationships with employees, may be greater than expected; (5) the ability to obtain governmental approvals of the merger on the proposed terms and schedule; (6) the failure of First Union's and Wachovia's stockholders to approve the merger; (7) competitive pressures among depository and other financial institutions may increase significantly and have an effect on pricing, spending, third-party relationships and revenues; (8) the strength of the United States economy in general and the strength of the local economies in which the combined company will conduct operations may be different than expected resulting in, among other things, a deterioration in credit quality or a reduced demand for credit, including the resultant effect on the combined company's loan portfolio and allowance for loan losses; (9) changes in the U.S. and foreign legal and regulatory framework; and (10) adverse conditions in the stock

                              Date: July 25, 2001

The proposed merger of First Union and Wachovia will be submitted to First

Union's and Wachovia's shareholders for their consideration. Shareholders are urged to read the joint proxy statement/prospectus regarding the proposed merger between First Union and Wachovia and any other relevant documents filed with the

SEC because they contain important information. Shareholders may obtain a free copy of the joint proxy statement/prospectus, as well as other filings containing information about First Union and Wachovia, without charge, at the

SEC's Internet site (http://www.sec.gov). Copies of the joint proxy statement/prospectus and other SEC filings that will be incorporated by reference in the joint proxy statement/prospectus can also be obtained, without charge, from First Union, Investor Relations, One First Union Center, Charlotte,

North Carolina 28288-0206 (704-374-6782), or from Wachovia, Investor Relations,

100 North Main Street, Winston-Salem, North Carolina 27150 (866-883-0789).

The information presented below may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation: (i) statements about the benefits of the merger between First Union Corporation and Wachovia Corporation, including future financial and operating results, cost savings, enhanced revenues, and accretion to reported earnings that may be realized from the merger; (ii) statements with respect to First Union's and Wachovia's plans, objectives, expectations and intentions and other statements that are not historical facts; and (iii) other statements identified by words such as "believes", "expects", "anticipates", "estimates", "intends", "plans", "targets", "projects" and similar expressions. These statements are based upon the current beliefs and expectations of First Union's and Wachovia's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) the risk that the businesses of First Union and Wachovia will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected time frame; (3) revenues following the merger may be lower than expected; (4) deposit attrition, operating costs, customer loss and business disruption following the merger, including, without limitation, difficulties in maintaining relationships with employees, may be greater than expected; (5) the ability to obtain governmental approvals of the merger on the proposed terms and schedule; (6) the failure of First Union's and Wachovia's shareholders to approve the merger; (7) competitive pressures among depository and other financial institutions may increase significantly and have an effect on pricing, spending, third-party relationships and revenues; (8) the strength of the United States economy in general and the strength of the local economies in which the combined company will conduct operations may be different than expected resulting in, among other things, a deterioration in credit quality or a reduced demand for credit, including the resultant effect on the combined company's loan portfolio and allowance for loan losses; (9) changes in the U.S. and foreign legal and regulatory framework; and (10) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) and the impact of such conditions on the combined company's capital markets and asset management activities. Additional factors that could cause First Union's and Wachovia's results to differ materially from those described in the forward-looking statements can be found in First Union's and Wachovia's reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the Securities and Exchange Commission and available at the SEC's Internet site (http://www.sec.gov). All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters attributable to First Union or Wachovia or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. First Union and Wachovia do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

market, the public debt market and other capital markets (including changes in interest rate conditions) and the impact of such conditions on the combined company's capital markets and asset management activities. Additional factors that could cause First Union's and Wachovia's results to differ materially from those described in the forward-looking statements can be found in First Union's and Wachovia's reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the Securities and Exchange Commission and available at the SEC's Internet site (http://www.sec.gov). All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters attributable to First Union or Wachovia or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. First Union and Wachovia do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

Additional Information
----------------------
The proposed transaction will be submitted to First Union's and Wachovia's stockholders for their consideration. Stockholders are urged to read the definitive joint proxy statement/prospectus regarding the proposed transaction and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they contain (or will contain) important information. You will be able to obtain a free copy of the joint proxy statement/prospectus, as well as other filings containing information about First Union and Wachovia, at the SEC's Internet site (http://www.sec.gov). Copies of the joint proxy statement/prospectus and the SEC filings that have been or will be incorporated by reference in the joint proxy statement/prospectus can also be obtained, without charge, by directing a request to First Union, Investor Relations, One First Union Center, Charlotte, North Carolina 28288-0206 (704-374-6782), or to Wachovia, Investor Relations, 100 North Main Street, Winston-Salem, North Carolina 27150 (888-492-6397).

TRANSCRIPT OF INVESTOR PRESENTATION REGARDING THE PROPOSED MERGER OF WACHOVIA AND FIRST UNION

               ------------------------------------------------
                    Merger - Wachovia/First Union
                    July 23, 2001
                    nVISION

               ------------------------------------------------

                           OPERATOR

               ... regarding the proposed merger with First Union. Today's conference is being recorded, and is in a listen-only mode. In a moment I will be turning the call over to Ms. Marsha Smunt,

               Wachovia's Director of Investor Relations for opening remarks and introductions. Ladies and gentlemen, Ms. Marsha Smunt.

                           MARSHA SMUNT

               Thank you. Thank you for joining us today, particularly on short notice. The purpose of today's meeting is simply to take the opportunity to reiterate the merits of Wachovia's proposed merger of equals with First Union. At the end of a brief presentation,

               we will receive questions from the participants here in New York.


               But before I begin, let me remind you that our discussion today will contain forward looking statements, primarily pertaining to anticipated income and expense trends related to future earnings.

               These statements involve risk and uncertainty, and listeners are cautioned not to place undue reliance on them since actual results may differ materially from management expectations.

               Additional information about the risk and uncertainty of such statements is contained in Wachovia's annual report and other filings with the Securities and Exchange Commission.

               We urge shareholders to read the proxy statement covering the proposed merger with First Union, and related documents filed with the SEC, because they contain important information. You may obtain these documents by calling 866-883-0789, or by accessing the SEC's Internet web site.


               The presentation today, for those listeners not in attendance,

               contains excerpts from previous presentations that you can find on our web site. The June 27th presentation will include pages number six, seven, eight, nine, ten, 13, 16, and 20. And also from the joint presentation made by Wachovia and First Union on

               July 12th, it includes pages regarding the integration process which are pages 13, 14, 15, and 23. Participants in the room have those available at their fingertips.


               Now I would like to introduce Mr. Bud Baker, Chairman and CEO of

               Wachovia, who will be our main speaker today. With us also is Mr.

               Bob McCoy, Wachovia's Vice Chairman and Chief Financial Officer.

               Accompanying us also, we are pleased to have Bob Kelly, CFO of

               First Union, and also Dan Burch, with our proxy solicitor,

               MacKenzie Partners. Let me turn this microphone over to Mr. Bud

               Baker. Thank you.

                           BUD BAKER

               Thank you very much, and thank you for coming today. We have a brief presentation which we will make at this time, and then we will open the floor for questions. During the question period there will be microphones available, which we will ask you to use, so that our listening audience can hear the questions as well. I will make a few brief overview remarks about the new

               Wachovia, and then Bob McCoy and Bob Kelly will comment on the integration process, and our progress there, as well as second quarter performance to give you a better sense of what's ahead.

               Then we will open the floor for questions.


               The new Wachovia will occupy a position of market leadership in a section of the country which will have superior economic results over the next decade or perhaps longer. And you can see in the box at the right hand side of the map, the position of the new

               Wachovia in various markets, essentially ranking number one or two in all of the state markets of the east, with very strong deposit shares in each of those.


               The franchise is a powerful one within a competitive landscape.

               This slide shows you the East Coast deposit market share, and you can see the strength of the new Wachovia. Also laying out the individual banks as they now stand, about 2,794 branches, 172 billion in deposits, spread across a very good marketplace.


               The company will be a leader in small business and middle market activities, with strong product and service capabilities to create a leading franchise. We will have great strength in serving the needs of small business with over nine hundred thousand small businesses. We will also be a leading provider of financial products and services to corporate and middle market customers throughout the east, with strong capabilities in

               Treasury services and cash management through the combination of

               Wachovia's and First Union's excellent work in that area. We think that will be a leading business for us in the future. And we will also have full capabilities in investment banking, and capital markets businesses.


               Just to give you a sense of the strength of this business

               segment, for companies with sales from ten million to 250

               million, within our footprint, 37 percent of those companies will do business with us in the future, and they have already

               indicated a high level of satisfaction with our service

               capability.


               The new company also has great scale in retail banking, with very high average deposits per branch, and strong branch proximity,

               which gives us flexibility for cost savings through overlap, but also expanded capabilities in the serving of customers. And so we will have the option as we go forward to look very carefully at our branch structure, and to build it to suit our customers and the kinds of things that they may wish to do with us in the future.


               I would emphasize here that there will be costs coming out of the branch system going forward, but we will have as our greatest emphasis to build greater capabilities to deal with customers.


               Finally, within the retail bank, the combined company will have about 19 million households to deal with in the general bank,

               three million online banking customers, and that is very strong.


               This company should be a leader in asset and wealth management,

               and the brokerage business, with total assets under management of

               220 billion, and a hundred billion or so in mutual fund assets. I would point out at the bottom of this slide, not really to pass over too quickly the eight thousand brokers across the country, I believe in 47 states, but to move to the bottom of the slide,

               there will be 130 teams dedicated to wealth management within our footprint.

               Both companies had been working very hard on the delivery of wealth management services, and products through a team based selling approach. These teams will come together almost

               immediately with seasoned professionals offering these services to our customers.



               Over all, the new Wachovia brings forth a superior product offering, with very strong capabilities in virtually all areas of customer endeavor, and relatively few weaknesses that will have to be corrected in the future. From our view, it is more of a question of integration and positioning the capabilities properly to bring them to customers. We have the scope to serve our customers in the future.



               And finally, what do we think is here for the shareholders? We believe we are creating in the new Wachovia a strategically superior company and a valuable franchise. It will be principally located in an affluent footprint with high growth in core

               markets, it will be a company that will have mass in important markets throughout the Eastern Atlantic states, and the

               Southeast. We will have scale in all core business lines,

               strength to provide financial service to our commercial

               customers, a broader product offering, a very strong distribution system and a good earnings stream from businesses which will represent high growth opportunities in the future.



               And finally, we believe that we offer shareholders a high level of cash EPS accretion, with strong results expected not just from cost savings but from good revenue growth in the future as well.



               I will now ask Bob McCoy and subsequently also Bob Kelly to give you some thoughts on the integration process which is proceeding very well within our two companies, and to also bring you up to date on the second quarter performance and then when we finish that, we'll open the floor for questions. Thank you very much.



                           BOB McCOY


               Thank you, Bud. I think of all the questions you have about this transaction, I think where we are in the integration process and how we see it moving forward is probably most crucial at this point in time. I will put up here one slide, it kind of shows ...

               it's a pretty busy slide, but it really talks about, Wachovia and

               First Union's history on acquisitions and mergers.

               I think when we first announced the transaction, there was a question immediately, well, is this going to be like the Core

               States transaction with First Union? And I'll let Bob Kelly speak to that, but I think you all know the history to that

               transaction, and some of the problems created by being a high premium transaction, and the need to earn back the premium as quickly as possible.



               I think what this slide shows is that between the two of us we've had an incredible amount of experience in putting together companies. Now this is a true merger of equals, and I'll go through a little bit of that when I talk about the merger, the integration process itself, but I think this demonstrates that both non-bank and bank financial transactions, we've had an incredible amount of experience with putting together very diversified companies.



               And that will serve us well as we look out in the future of trying to put together a very complex financial services company that is more than just a bank. We're going to have a very large,

               you saw from some of the slide information that Bud had up there,

               we're going to have eight thousand brokers, we're going to have

               220 billion dollars of asset management business, and we're going to have a massive wealth distribution network, and all that requires fairly sophisticated systems working together.



               And I think we can demonstrate that that's what we've done in the past, and we fully expect that to be done in the future.



               The next slide merely shows the transition team. It just shows that really at the top we have the executive committee, which is

               Bud Baker and Ken Thompson, and they have essentially approved to date where we are in the process. Where we are to date is that we have completed the business model and the organizational

               structure for all 30 lines of business, and support units.



               We went and did that first, because in order to get the proper balance of who's going to run them before you name the people,

               and what it looks like, you have to put together the

               organizational structure, and I'll let Bob speak to why that was so important for the budget process, and why we feel coming out of the box, right after September one, we will have a "go to"

               business model and financial statements that we can move forward with.

               There's a merger steering committee which I happen to co-chair with a person named David Carroll, from First Union. And we have been meeting constantly since we announced this transaction in

               April, and we began the process by looking at the themes, and saying, how are we going to make this thing work? We set up rules of the road and policies and procedures, but it really comes down to individuals.



               So we asked each line of business under the Tier One director,

               and the Tier One reporting had been announced the day of the merger. Those are the people that report to Ken and Bud, there are about 12 of those people. And they had been announced the day of the merger. We asked them to pick four people from each side,

               from each of line of business, Wacovia and First Union, and they were to design an organizational structure and a business plan,

               and they were each given a facilitator, one of the internal consultants, and over the next few weeks they met and they put together these plans.



               And then we met with them and reviewed them and approved them and took them to Bud and Ken. And that's where we are. We have approval for every line of business, the organizational structure down through three levels, and we've had approved the business plan.



               From that, we're now putting together the next 110 to 120 people who actually run the businesses. They will be named probably shortly after the August third, uh, shareholder vote. And we hope to have those all in place, and the next step is to name the next one thousand people, that's the third level, and they will actually be together by the time we come out in September, when we hope to have about 1300 people named in the company, by name as to who's running it.



               We have a process put together that is a selection process. It's the first time either one of us have used it to quite this extent, we're allowing people to self select for the jobs,

               they're all posted, uh, all the level two tier jobs have been posted. Incumbents from each company will be put in the pool along with people who meet the criteria.



               We have transition teams, conversion teams, culture teams, all this ... all this moving forward. We've also spent I think a considerable amount of time on the risk. We have a separate team of people looking at the risks that we're taking with each line of business, with each system, trying to figure out what is it exactly we need to make sure we're doing right before the

               transaction is finalized.

               And so we have a team of people who are a mixture of auditors and people from finance and people from operational areas looking at the risk and hopefully we will have identified, by now we have identified most of them, but now as we begin to name the Tier Two level people, they begin to look at the business plans, they begin to identify more risks. We hope through that process that we will be able to show that we really know what we are doing.

               We expect the transaction to close on September 1, assuming the vote on August third goes the way we expect. So that on September one, we will come out with the new company, we have the "go to market" business model in place for each line of business, so that at least the Tier One and then the Tier Two level people, as they're selected, will begin to make sure that that is put in place.

               We think it's very important that on the day in which the new Wachovia is formed legally, and we figure that's about September one, that our employees know exactly what to expect. And there's a lot of work between now and then, but we believe we've got a good start. We're 80-some days into the process. We've already gotten the organizational structure and business models together. We're in the process of naming the next 100 to 110 people. We think that process will go reasonably smooth, naming the next thousand will obviously take a lot of time, it's a lot more effort. But employees need to know who will be running these lines of business, and the sooner that we can do that, the better.

               We think that the transaction is compelling for the Wachovia shareholders and for the First Union shareholders. I will not go over these. You can read them the same as anybody else. But I think in summary, we are well prepared for the next step. We have been meeting diligently for the last 80-some days, we've got well over 300 people between the two companies that have been meeting.

               We would expect by the end of August we've identified all the application systems, and have selected which one of the application systems we will go to. We've come quite a ways. And ... but we expect that we need to be well prepared for that ... for that September one date.

               I think before, going to Bob and let him comment a couple of things on First Union, I'll make a couple of comments about the second quarter earnings at Wachovia, very high level comments, because I'm sure you've had a chance to look at them.

               I think the piece about our earnings for the second quarter that's very important is we had a great opportunity for our employees to fall down on the job, in a period when there had been announcement of a major merger, and then, the May 14th announcement that there was a hostile takeover being attempted.

               Through that whole process, our employees have done very well. Oh, we've had a lot of pressure on them. They have had to face amazing pressure in the marketplace from their customers and from competitors. But I think the numbers show that they were able to stick it out and do extremely well.

               And we had growth in the retail bank, we had growth in asset and wealth management. We had growth in almost every line of business during that period of time. We did not see the significant attrition in our customer base that was being predicted by others. Feel very good about that.

               We had loan growth, but where we had loan growth was really where it counts. Small business, business banking, and regional corporate. Because those take individuals, that's not large syndicated lending. That's where individuals have to go out and make those loans and deal with those customers and our customers, again, have been very loyal to us.

               So I would say in summary, the quarter was a good quarter. We had momentum on revenues, we had momentum on loans. And, we took care of some credit issues. We were proactive in the market in selling down, pieces of credit, of exposure we no longer wanted. But we certainly have a lot of work to go, but we ... I think we got a good start on it.

               We reduced our large corporate lending by 1.6 billion. Those of you that can remember our March meeting in Winston, we said we were going to reduce our corporate book by three billion, we got a pretty good start on it. We got about 1.6 of that done, we have another 1.4 billion to go.

               And then when we put the two companies together, we also made a statement ... announcement that we would probably reduce our large corporate lending by about ten billion dollars. So both institutions, and Bob can speak to the First Union side, got a good head start during the second quarter, and we would expect that momentum to continue.

               We had improvement in the net interest margin yield. That ... that improvement came on both sides. In other words, we reduced our cost of funds a little more than we lowered the price that we sold money for. In this kind of period, where you have a lower interest rate environment, you have to be very careful. You have to be very fair to both lenders and ... and borrowers.

               During this period of time, we showed great discipline, we got better spreads in the large corporate lending, and we got that because of the competition. All of us went together and said it was time we get better spreads for some of the risks that we've been taking.

               Expense control, we ... we grew our expenses 1.7 percent, our goal for the year was three percent plus acquisitions, and I think we were able to do a little bit better than that.

               So I think overall, I would classify it as a pretty good quarter. Not outstanding, but a pretty good quarter. We took care of some credit issues, we got some of them behind us, our non-performers were down 30 million. But as far as credit's concerned, we would expect to continue to see issues with respect to credit. We are certainly far from out of a ... out of the economic environment we're in today. We continue to see slow loan growth ... to see slower economic growth that always, always results in I think higher credit charges.

               So far the consumers look pretty good, the small business people look pretty good, and, uh, middle market and corporate commercial real estate continues to look better than I would have thought at this time.

               So things really do look good. But on the other hand, if you look at the economic environment we're in, and the sort of growth rates that we're going to have to be accustomed to, I think you need to assume that loan growth will be slower, and we will have a higher credit cost.

               Bob, I'm going to let you maybe speak a little bit to First Union. Maybe that budget process we're going to go through with the new company, which I think should be of interest to them.

                              BOB KELLY

               Sure, Bob. We ... just to let you all know, about two months ago our people on both sides, in Wachovia and First Union, started working on mapping our two general ledger systems, to start to get a good snapshot of exactly what accounts go into which accounts, and how would we start to generate new financial statements going forward? ... post-September 1. That process is largely complete now.

               You should know that by the middle of August, around the 15th of August, we're going to have our very first snapshot on a combined basis of the new Wachovia, in terms of what the budget will look like for the remaining four months of the year, i.e., September one through December 31. And, as soon as we have that nailed down, we'll send that over to ... to Bud and Ken Thompson to sign off on that.

               The ... all of our statements going forward as of beginning of September will be on the new combined basis. There will no longer be old First Union or old Wachovia, it's going to be the new Wachovia financial statements, so that every one of the new business heads that are being selected will be looking at their numbers on a combined basis. And we think that's absolutely mandatory for our people to be able to run our businesses going forward.

               So, uh, we'll have the last four months of the year nailed down by some time in August. The second thing is the 2002 budget, we're already working on that. We'll have our first snapshot of that around the middle of September. Past the middle of September, we'll be refining that, uh, through the subsequent months, October, November, and then it is our plan to take the new Wachovia annual budget for '02 to our board in mid-December some time.

               So both of those processes are still ... are underway. We have decided upon our significant accounting policies, the way in which we're going to present our numbers, the expense allocation methodologies. Things are going well on that front. So, no surprises there. And people are looking forward to post-August third, so we can get into the real heavy lifting of melding these two companies into one, and making sure that we deliver for our shareholders.

               Uh, I should mention that ... Bob has mentioned the importance of getting all the boxes filled. We have, four layers announced in terms of the organizational structure. We want to fill all those boxes as quickly as possible, i.e., by the end of August. What we need are people in all the boxes, so that, uh, they can sign off on their business plans in the fall.

               So that not only will they say, here's what our combined revenues, expenses, capital use, balance sheet, et cetera, et cetera, et cetera is, but, we're also going to include in their budgets of course, projected revenue synergies as well as expected expense synergies. And we want them to sign on the dotted line, each and every one of them, so that, we have absolute commitment from all of our senior management throughout the new company.

               So I ... I would just say beyond that, the business planning continues to go well. You may be aware that we couldn't actually look at all of our information in detail. We ... before the proxies are mailed out, we can only really share expense information. After the proxies were mailed we could share expense ... and revenue information. We still can't share customer data, of course, but we can start doing that at consummation.

               The only other thing I'd mention on the second quarter for First Union, is we were encouraged by what we saw in each and every one of our businesses, all three of our core businesses had revenue growth. Expense ... expenses were largely flat, for three quarters in a row, evidencing great expense control. The general bank, was ... was a big story for us.

               Some people in the past have questioned whether or not the general bank is ready for a major integration, and when you think about a merger of equals between a great company like Wachovia and ourselves, it ... the heavy lifting's going to be on the general bank side, combining the branches and the products and services, as well as on the technology side. And it's great to see that our general bank had such a ... such an outstanding quarter, both on the revenue side and on the expense side, and it generated great growth and economic profit as well.

               So I ... I think it's fairly evident that the general bank, is turned around. I should also mention our low cost core deposits grew by four percent. We provided an additional $30 million to our allowance over and above charge off's. Our total NPA's, like Wachovia's were down, through proactive management of the loan portfolios, and through sales of loans, and, uh, we provided some new guidance in terms of we obviously can't be thinking in terms of charge off's this year of 60 to 80 basis points, it's going to be something lower than that, and we provided new guidance of 55 to 65 basis points.

               Finally, I'd note that our Tier One ratio went up for the fourth consecutive quarter, and we're at 7.4 percent. So overall, I would say our two franchises, in spite of the distractions, are doing well.

               Everyone's working hard. We are looking forward to new Wachovia, and getting down to brass tacks, and through all the tremendous work that Bob and David Carroll and the ... and the teams throughout both companies have done, we'll be able to take that extensive planning and start to convert it into reality. Bud, that's all I really had to say up front.

                              BUD BAKER

               I believe now we can take ... take your questions, if you'd like, and as I indicated, I believe there are microphones available, and we'll ask you to use those, so that people listening in can hear the questions. Questions? Yes, sir, in the back.

                              MAN

               Could you just talk a little bit about your general trends in credit quality? I mean, perhaps you're getting (Inaudible) syndicated lending issues, but what about the more granular type of, uh, credit out there, small businesses, what trends do you just generally see, in your region of the country?

                              BUD BAKER

               I'll sort of take a whack at that one on the front end, and then maybe ... maybe you all would like to follow up a little bit. We've been ... both companies have been very active in working on credit quality, and I think have been aggressive in trying to address the problems.

               Our sense, I believe, is that for a period of time, we will continue, for example, to see the ... the number of problem credits on our various watch lists probably continue to rise. There's still pressure out there on the commercial side, relatively strong pressure coming out of the economy and very, very difficult to predict where the economy is going to go from here, but, uh, we can see clearly from some of the earnings issues that have been made public in recent days that there are people struggling in a ... in a slower growing economy.

               We are beginning now, for the first time, to see the suggestion of some issues among small businesses, and medium size companies who clearly do business with a lot of these larger companies, and so we would expect to see some deterioration there in the small business banking area.

               So far I would say that the ... a surprising area to all of us who followed credit for some time is that the real estate, areas of our companies continue to look very, very good, and the real estate credit in general continues to look good. I think we have two ... two non-performing real estate loans in the company, both of which have been handled well, and we have a good feeling about the prospects for those.

               So the real estate continues to look good. The consumer is continuing to do very well. We've seen some deterioration in credit card charge off's, and in bankruptcies, but by and large, the consumer's doing better at this point in the cycle, I think than we certainly thought the consumer would be able to do going forward.

               I think we have to now think a little bit about an environment where the economy is slower growing, and to expect that there will be over a cycle, some pressure on the risk side. Bob, would you like to comment?

                              BOB McCOY

               No, other than just sort of rehash one thing you did say, as ... as you look at all the disappointing earnings out there for some companies, and the cut backs in large companies, there is a filter down relationship here with the providers, the service providers, and many of those are small to medium size businesses. And there's just a question of how long before some of them begin to feel the pressure of lower business volumes or, plants closing and that type of thing.

               So through this point in the cycle, and you go back and look through prior cycles, we feel really good about the level of concerns on small business banking, in regional corporate and the consumer, and real estate compared to other cycles. This cycle's been so dominated by the syndicated credits in large corporate lending, that you tend to overlook what's happening in the rest of it.

               But I will say that while we feel more pressure today than we did six months ago on those credits, there has not been as much negative results as I would have anticipated at this time.


                              BOB KELLY:

               I wouldn't add to that, other than the fact that, our strategies seem to be very similar, we're both selling down on loans, we're both, decreasing our corporate loan book. Yourselves, about $1.6 (billion), ourselves about $1.4 billion, on a quarterly basis. As we continue to proactively manage the portfolios and, work towards improving the overall RAROC of the portfolios.

               We did indicate during our second quarter call that we are going to continue to actively manage the ... the loan portfolios, and it's our hope to be able to keep NPA's flat through proactive management by selling down loans. We probably feel better today than we did six months ago.

               And we talked internally a little bit about a snow plow effect, and maybe NPA's will grow later in this year, but we have been mildly encouraged on the economy and we're certainly in better shape than we thought we would be some months ago.

                              BUD BAKER

               One point I would make here, we've been very enthusiastic about this combination for a lot of reasons. One of the reasons is that the new company is located in very good markets. Particularly markets that have urban centers that will grow over, we think, the next decade or so, possibly even longer. And we saw a better economy in this quarter than we really thought we might have. The economy really was quite good, across the board, and particularly with consumer. Other questions? Yes, sir?

                              MAN

               I'm just wondering if you can give us any feedback on how these meetings have been going, and what your sense is of, uh, how the vote is going to turn out at this point?

                              BUD BAKER

               It's difficult to ... it's difficult to say at this point. I would say that we have spent a lot of time with institutional investors. I believe I would be safe in suggesting that they have been very interested in the story of the new company. Most of our discussion has been forward looking, relative to the prospects of the new company. And so my sense is that they are looking to the future, thinking about the great prospects for the company.

               We obviously can't and would not predict how any of them would vote, and ... that would be presumptuous. But we're encouraged by their interest. We've certainly had good reception. There are some institutions where we've talked some about governance and issues that came up during this campaign. And we, I think, have been able to resolve those satisfactorily and, we've moved forward.

               Now, of course, there's an event pending today that would be ... would be important, and we will await the outcome (ISS recommendation). But I would simply say we are encouraged at the warm reception that the concept of the company has gotten. I believe that our investors now understand where we're trying to go with the company and we've been encouraged by that. Yes, sir?

                              MAN

               Yeah. You had mentioned selling down NPA's and if everything goes well, to keep them flat. Can you talk about the liquidity in the secondary market, and what kind of discounts you take, uh, at this time when selling down NPA's?

                              BOB McCOY

               Well, our experience was that the liquidity in the market place was great up until about the first week of June. Then it sort of evaporated. Our plan was to actually have been out of some other credits which we just couldn't ... didn't have enough time at Wachovia, because the liquidity just wasn't there in the market place. I would say that we were pleased. What happened to the market, at least from our perspective, was that the liquidity and the market improved from the end of the first quarter to the middle part of the second quarter.

               We were prepared for that, because in our March meeting, Don Truslow, our Senior Credit Officer, indicated what his plan was, and his plan was to move forward no matter what happened. And so he was well prepared, and when you are prepared, and you're going to sell, you're not going to quibble about one or two percentage points, you're going to move. But when the market really opened up for us, we were very aggressive, in selling down some credits.

               Now, not all our movement in non-perform was just the result of selling down, because we had some positive movement. We had pay downs, we had some credits move off back on to perform, and we had two credits move on non-perform. We had Warnaco move on non-perform, our share of it, about 29 million, moved on, and then we had a private company move on, so you're going to see this constant movement.

               As far as prices, I don't know if I can remember exactly what it was, but it was better than what we had anticipated at the end of the first quarter. So the discounts that we took, I think we've said that we had ... and don't hold me to this ... I think we said we had about 30 million dollars that we took in the loan loss provision that was the result of loan sales.

               So, that means that whatever share cut we took, we took 30 million of it in the loan loss provision. The loan loss provision was 215 million dollars. About 56 million of that was to build reserves, but 30 million was the cost to do that, and the rest were essentially credit charge-off's. But I don't recall exactly what percentage, but it was better than what we had anticipated, and I want to say high seventies, but I ... I could be wrong on that.

                              BUD BAKER

               Bob, you have any comments?

                              BOB KELLY

               Well, all I'd add to that is, uh, during the second quarter, we had about 36 million in impact of sales and transfers to assets held for sale. I've been generally, gaining courage by the depths of the market in terms of what we can actually sell to out there. I know it slowed down in the second half of June, but my expectation is there will still be a market for the rest of this year. If there isn't as robust a market for loan sales, then the impact will be a little ... slightly higher NPA's on our books, but on the other hand, we'll have a better income statement, because we won't have any flow through's of loan sales going through our provision on the interim statement.

               So, I still feel good about the remainder of the year on that front, and ... and our goal overall. And I'm sorry I don't have the discount numbers either, although I could find out if you'd like.

                              BUD BAKER

               Other questions? Yes, sir.

               Thank you. Any update on your discussions with the Bank One credit card sale, prospects for closing that transaction?


                              BOB McCOY

               I'm involved with that transaction, and we have had, constant discussions with them, and are in discussions right now, and would expect to be able to report in the near future that we've ... I would say we'll get back to you as soon as possible, and I would expect that to be relatively soon. As I stated before, some time ago, maybe it was in the second quarter call, that we fully expect to still create a little over a billion dollars of free capital, resulting from that transaction.


                              BUD BAKER

               Other questions? Can we return to the previous slide? If there are no other questions, I would like to thank you very much for coming today and listening to our story. We're very excited about the pending transaction. We are working very hard to talk to shareholders, both on the institutional and the retail level. In Wachovia alone we have 500 people who have volunteered to be ambassadors, to explain the transaction to our employees, to our customers, and to our shareholders. There's a very great deal of work being done at the grassroots level.

               And of course, we have all been on the road almost constantly, trying to be available to talk to institutional shareholders. We think this is a compelling transaction, we think we are going to have the opportunity to create a premiere financial service company, in one of the great economic regions of America.

               Thank you very much for coming today, and thank you for your support in the transaction. Thank you very much.


                                      (END)


PRESENTATION AT INVESTOR MEETING REGARDING THE PROPOSED MERGER OF FIRST UNION AND WACHOVIA

[LOGO OF FIRST UNION]                                         [LOGO OF WACHOVIA]

                                    The new
                              [LOGO OF WACHOVIA]
                            A Compelling Combination

                                July 23, 2001

                              Cautionary Statement

The proposed merger of First Union and Wachovia will be submitted to First Union's and Wachovia's stockholders for their consideration, and First Union has filed a registration statement on Form S-4 with the SEC containing a preliminary joint proxy statement/prospectus of First Union and Wachovia and other relevant documents concerning the proposed transaction. Stockholders are urged to read the definitive joint proxy statement/prospectus when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. You will be able to obtain a free copy of the registration statement and the joint proxy statement/prospectus, as well as other filings containing information about First Union and Wachovia, at the SEC's Internet site (http://www.sec.gov). Copies of the joint proxy statement/prospectus and the SEC filings that will be incorporated by reference in the joint proxy statement/prospectus can also be obtained, without charge, by directing a request to First Union, Investor Relations, One First Union Center, Charlotte, North Carolina 28288-0206 (704-374-6782), or to Wachovia, Investor Relations, 100 North Main Street, Winston-Salem, North Carolina 27150 (888-492-6397).

 First Union and Wachovia, their respective directors and executive officers and certain other persons may be deemed to be participants in the solicitation of proxies from the stockholders of First Union and Wachovia in connection with the merger. Information about the directors and executive officers of First Union and their ownership of First Union common stock is set forth in First Union's proxy statement on Schedule 14A, as filed with the SEC on March 13, 2001. Information about the directors and executive officers of Wachovia and their ownership of Wachovia common stock is set forth in Wachovia's proxy statement on
Schedule 14A, as filed with the SEC on March 19, 2001. Information regarding the interests of other participants and additional information regarding directors and officers of First Union and Wachovia may be obtained by reading the registration statement, including Exhibit 99.8 thereto, and the definitive joint proxy statement/prospectus regarding the proposed transaction when it becomes available.

This presentation may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements about the benefits of the merger between First Union Corporation and Wachovia Corporation, including future financial and operating results, cost savings, enhanced revenues, and accretion to reported earnings that may be realized from the merger; (ii) statements with respect to First Union's and Wachovia's plans, objectives, expectations and intentions and other statements that are not historical facts; and (iii) other statements identified by words such as "believes", "expects", "anticipates", "estimates", "intends", "plans", "targets", "projects" and similar expressions. These statements are based upon the current beliefs and expectations of First Union's and Wachovia's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

                              Cautionary Statement

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) the risk that the businesses of First Union and Wachovia will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected time frame; (3) revenues following the merger may be lower than expected; (4) deposit attrition, operating costs, customer loss and business disruption following the merger, including, without limitation, difficulties in maintaining relationships with employees, may be greater than expected; (5) the ability to obtain governmental approvals of the merger on the proposed terms and schedule; (6) the failure of First Union's and Wachovia's stockholders to approve the merger; (7) competitive pressures among depository and other financial institutions may increase significantly and have an effect on pricing, spending, third-party relationships and revenues; (8) the strength of the United States economy in general and the strength of the local economies in which the combined company will conduct operations may be different than expected resulting in, among other things, a deterioration in credit quality or a reduced demand for credit, including the resultant effect on the combined company's loan portfolio and allowance for loan losses; (9) changes in the U.S. and foreign legal and regulatory framework; and (10) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) and the impact of such conditions on the combined company's capital markets and asset management activities. Additional factors that could cause First Union's and Wachovia's results to differ materially from those described in the forward-looking statements can be found in First Union's and Wachovia's reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the Securities and Exchange Commission and available at the SEC's Internet site (http://www.sec. gov). All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters attributable to First Union or Wachovia or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. First Union and Wachovia do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

                                The new Wachovia
                  Market Leadership in a Superior Footprint

The new
[LOGO OF WACHOVIA]

[MAP OF EAST COAST]

                             #1 Retail Bank in East

                                                    Deposit
Rank               State                            Share

 #1         North Carolina                            24%

 #1         South Carolina                            21%

 #1         Virginia                                  20%

 #1         Eastern PA                                20%

 #1         Georgia                                   19%

 #2         Florida                                   16%

 #2         New Jersey                                12%

Source: SNL Securities. Ranked by deposit market share.

                             Competitive Landscape
                         Creating A Powerful Franchise

East Coast Deposit Market Share (/1/) (/2/)

                                   # OF             TOTAL              MARKET
RANK        INSTITUTION           BRANCHES         DEPOSITS ($BN)       SHARE

        The new Wachovia (/3/)       2,794         $   172.9            11.5%

 1      First Union                  2,082             132.1             8.8

 2      Bank of America              1,580             111.5             7.4

 3      FleetBoston                  1,131              65.9             4.4

 4      SunTrust                       927              50.9             3.4

 5      Wachovia                       712              40.7             2.7

 6      PNC                            614              40.1             2.7

 7      BB&T                           930              38.4             2.6

 8      Mellon Financial               284              21.9             1.5

 9      M&T Bank                       438              21.1             1.4

10      SouthTrust                     399              16.3             1.1

Source:   SNL Securities as of June 30, 2000.
(1)   Consists of FL, GA, SC, NC, VA, DC, MD, DE, NJ, PA, NY and CT.
(2) Excludes money center banks including J.P. Morgan, Citigroup, HSBC and Bank of New York.
(3)   Excludes impact of deposit divestitures.

                Small Business & Middle Market Platform
Leverages Strong Product & Service Capabilities to Create a Leading Franchise

  Strength in serving needs of small businesses

         -   New Wachovia will serve 900,000 small businesses

         -   Ranked as the #1 SBA lender in loans originated in the East

  Leading provider of financial products and services to corporate / middle market customers in the East

  Full service capabilities through

         -   Treasury / Cash Management Services

         -   Investment Banking / Capital Markets

                            Scale In Retail Banking
                      Efficient Retail Distribution System

Average Deposits Per Branch
(Dollars in Millions)

   $   80

                         $   75.3
   $   75 $      73.5


   $   70

                                                    $ 64.7
   $   65
                                        $  61.9

   $   60


   $   55


   $   50
                1 Mile   2 Miles        1 Mile      2 Miles

            Pro Forma Consolidated     Pro Forma Consolidated
                    The New                  Suntrust
                    Wachovia                 Proposal

Retail Distribution

                                                      The new     SunTrust
                                                      Wachovia    Proposal

Retail Customers                                         19MM       8MM

On-line Banking Customers                                 3MM       1MM

Total Deposits(/1/)                                    $186BN    $108BN

Core Deposits (/1/)(/2/)                               $164BN     $81BN

Branches(3)                                             2,600     1,700

ATM Network                                             5,128     3,415

(1)   As of March 31, 2001.
(2)   Excludes time deposits > $100M and estimated divestitures.
(3) Excludes approximately 300 branches for First Union/Wachovia and 160 branches for SunTrust/Wachovia .

Source: SNL Securities as of June 2000, excludes branches with zero deposits.

                     Asset & Wealth Management / Brokerage
                      The new Wachovia - A National Leader


                                                    The new         SunTrust
                                                    Wachovia        Proposal

Total AUM                                           $222BN           $142BN
Mutual Fund AUM                                      $98BN            $31BN
# of Licensed Brokers                                8,350(/1/)         674

# of Brokerage Offices                                 600               75

# of Private Client/HNW Offices                        133               57

Note: Wachovia contributes $50BN in AUM, $11BN in mutual fund AUM, 571 licensed brokers, 64 brokerage offices and 57 private client/HNW offices.
(1) 6th largest brokerage firm in the U.S. in terms of number of licensed brokers.

                            Superior Product Offering
                Creating a Leading Financial Services Franchise

                                            The new         SunTrust
                                            Wachovia        Proposal

Investment Management                          S               B
Mutual Funds                                   S               B
High Net Worth / Personal Trust                S               A
Insurance                                      S               A
401(k) - Institutional                         A               W
CAP / Consolidated Accounts                    S               W
Capital Markets Products                       S               A
Treasury Services / Cash Mgmt                  S               A
Commercial Lending                             S               S
Consumer Lending                               S               S
Deposit Products                               S               S

    S= Strong
    A= Acceptable
    B= Below Average
    W= Weak

                     What's In It For Wachovia Shareholders?
We Believe the new Wachovia is a Strategically Superior/More Valuable Franchise

|X| More affluent footprint / mass in core market
|X| Scale in all core business lines
|X| Strength in providing financial services to small
    business and commercial customers
|X| Established growth drivers
|X| Broader product offering / distribution system
|X| Earnings stream from higher growth businesses

                               Cash EPS Accretion
                The new Wachovia Results in More Than Twice the
                       Accretion to Wachovia Shareholders


                                   2002              2003           2004

The new Wachovia                   15.2%             17.4%         19.8%


SunTrust Proposal                   1.9%              5.7%          9.3%
($500MM Cost Savings)


SunTrust Proposal                   0.9%              4.2%          7.2%
($400MM Cost Savings)



Note: Figures are based on data reflected in respective investor presentations. Accretion to Wachovia shareholders would decrease by 0.5% per year assuming a $780MM breakup fee under the SunTrust scenarios.

                          First Union/Wachovia Merger
                          Integration Planning... Well
                           Organized and Progressing

                     First Union/Wachovia Merger Integration
                    Planning...Well Organized and Progressing

First Union's Extensive Integration Experience

    81 bank mergers since 1985 (approximately 4,000 branches, 2,000 systems)
     - 27 bank mergers with greater than $1 billion in assets; 13 bank mergers with greater than $5 billion in assets
     - 10 broker-dealer/investment manager acquisitions with greater than 3 million customers
   We have learned from our CoreStates experience


81 Acquisitions
Involved
------------------------------
General Ledger
Payroll
Accounts Payable
Fixed Assets
Benefits
Network Connectivity
Customer Information Systems



41 of Those 81
Less Complex
Bank Acquisitions
Involved
-----------------------------
Deposits ATM
Consumer Loans
     Leasing
     Indirect
     Unsecured/Secured
Commercial Loans
CDs
Safe Deposit Box
Overdraft Protection
Mortgage
Item Processing
Credit Card
Wire Transfer
Equity Lines
ACH

30 of Those 81
Complex Bank
Acquisitions
Involved
------------------------------
Mutual Funds
Brokerage
Personal Trust
Corporate Trust
Insurance
IRA
CAP
International
Sales Tracking
Credit/Debit Cards
Capital Markets Investments
Capital Mgmt Investments
Trading
Account Recovery
Cash Management
401K
Institutional Custody



10 Specialty Acquisitions
Involved
------------------------------
Unique System
     Conversions
Examples Include:
     Equity Derivative Systems
     Bond Systems
     Commercial and Insurance Systems
     Dot coms

                     First Union/Wachovia Merger Integration
                   Planning...Well Organized and Progressing

         Balanced Representation of Wachovia and First Union Management

                 Post-Closing Committee of Independent Directors

                 Executive Committee (B. Baker and K. Thompson)
                        Approve key transition decisions

              Merger Steering Committee (B. McCoy and D. Carroll)
                              Set overall policies

                            Project Management Office
       Coordinate and oversee all transition processes and communications

Customer Experience Team                         Integrated Communications
Culture Integration Team                            Progress Tracking

    Transition Team                                 Conversion Task Force
Manage the corporation's integration        Planning for all systems conversions
planning at the business unit level

All Business Units Represented                    All Business Units Represented

Primary Objectives: Expand Customer Base
------------------  Stay Focused on Customer Experience
                    Improve Customer Perception of Combined Organization

                     First Union/Wachovia Merger Integration
                   Planning...Well Organized and Progressing

Transition Risk Management

 Risk management is key component of entire transition/execution process:

 .  Customer risk
 .  Systems/operations risk
 .  Organization risk

 .  Employee risk
 .  Regulatory risk
 .  Financial risk

 .  Market risk
 .  Capacity/volume risk
 .  Transaction risk

                         Detailed Information Tracked

                                    Financial
Core Expense/Goal
One-Time Expense/Goal
Operating Exp/Op. Rev. vs. Goal
Operating EPS/Forecast vs. Goal
Cash EPS/Forecast vs. Goal
ChargeOffs/Avg. Loans vs. Target
NPL/Loans + OREO vs. Target
Avg. Deposits/Customer vs. Baseline
Avg. Loans/Customer vs. Baseline
Revenue Growth/Forecast
Tier I Capital vs. Target
Total Capital vs. Target
Debt Rating vs. Target
Reserves/Loans vs. Target
Credit Losses/Avg. Loans vs. Target
Noncredit Losses/Avg. Loans vs. Target
Share Price Movement/BK Index vs. Target
Economic Profit Growth vs. Target
Operating ROE vs. Target
Share Repurchases vs. Target

                                Retail Customer
Net Growth vs. Baseline
          Customer
          Small Business
Consumer (Gallup) vs. Target
Commercial vs. Target
Market Share vs. Target
Brand Perception vs. Target
Customer Perception vs. Target

                                Human Resources
Cultural Task Force
          Meeting Milestones
FTE Reduction/Plan
Training Events/Plan
% Employees Retained/Plan
% Displaced in New Positions/Plan
Monthly Turnover/Plan

                           Transition Plan Milestones
% Milestones Completed vs. Schedule
Call Center Service Level
          Metrics vs. Target
System Uptime vs. Target
Data Accuracy vs. Target
Level of Exceptions vs. Target

          First Union... Clearly Compelling for Wachovia Shareholders

                                  Conclusions
[LOGO OF FIRST UNION] + [LOGO OF WACHOVIA] = A Clearly Compelling Combination

First Union: The Right Partner
     In our opinion:
     .    Strong growth in core businesses
     .    Higher growth mix of business
     .    Corporate governance focus
     .    Transparent financial reporting
     .    Shareholder friendly compensation structure
     .    Stringent acquisition hurdles
     .    Undervalued stock
     .    Friendly deal
     .    Extensive merger/systems integration experience
     .    Recent performance being rewarded by equity and debt investors

First Union/Wachovia: The Right Combination

     .    Scale franchise with high growth business mix
     .    Far less integration risk
     .    Enhanced capital strength via excess capital generation
     .    Substantially greater earnings accretion
     .    Higher internal rate of return
     . Financially superior for Wachovia shareholders, by all measures ... with same dividend
     .    ... And compelling for First Union shareholders